UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 16, 2007

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

          On January 16, 2007, Royal Gold entered into an agreement with a private individual to acquire a royalty interest on the Pascua Lama project for $20.5 million.  The Pascua Lama project is located on the border between Argentina and Chile and is owned by Barrick Gold Corporation (“Barrick”).  The project is not currently in production and Barrick is targeting production in calendar 2010, subject to the receipt of certain permits.  The acquisition is subject to customary due diligence and is expected to close in early March 2007.

          The royalty to be acquired is a sliding-scale net smelter return royalty, ranging from 0.16% to 1.08% based upon the average price of gold during a quarter, and is applicable to all gold production from an area of interest in Chile.  The acquisition will also includes a 0.216% fixed-rate copper royalty that applies to 100% of the copper reserves in Chile but does not take effect until after January 1, 2017.

          This Current Report contains certain forward looking statements.  Readers are cautioned not to put undue reliance on forward-looking statements and are referred to Royal Gold’s Cautionary “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 contained in the press release filed herewith as Exhibit 99.1 and incorporated into Item 8.01 by reference.

Item 8.01     Other Events

          On January 17, 2007, Royal Gold issued a press release announcing its entry into the Assignment of Rights Agreement for the royalty interest on the Pascua Lama project.  A copy of the press release is filed herewith as Exhibit 99.1 and incorporated into this Item 8.01 by reference.

Item 9.01     Financial Statements and Exhibits

(d)        Exhibits

99.1     Press Release dated January 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

By:	/s/ Karen Gross

Name:	Karen Gross
Title:	Vice President & Corporate Secretary

Dated: January 22, 2007

Exhibit Index

Exhibit No.

99.1	Press Release dated January 17, 2007